Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of November 4, 2011 between MAIDENFORM, INC., a New York corporation with a principal place of business at 485 F U.S. Highway 1 South, Iselin, NJ 08830 (the “Employer”), Malcolm Robinson  (the “Employee”), and solely for purposes of Sections 3(c), 4, and 19, Maidenform Brands, Inc. (sometimes hereinafter referred to as “Parent”).

WITNESSETH :

WHEREAS, the Employer wishes to employ the Employee for the period provided in this Agreement, and the Employee is willing to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.            Employment. The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Term of Employment. (a) The term of the Employee’s employment under this Agreement shall commence on November 7, 2011 and it shall continue for a period of one year thereafter (the “Initial Term”), unless this Agreement shall be renewed for an additional term or terms in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein.

(b) This Agreement shall automatically be renewed upon the expiration of the Initial Term for successive periods of one year each (each an “Additional Term”), unless either party notifies the other party in writing at least 120 days prior to the expiration of the Initial Term or any such Additional Term (the Initial Term and each Additional Term are collectively referred to as “Term of Employment”).

3. Compensation. (a) Base. During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of Six Hundred Thousand Dollars ($600,000.00) Dollars, in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”). Such Base Salary shall be reviewed at least annually by the Compensation Committee (the “Compensation Committee”) of the Board of Maidenform Brands, Inc. (the “Board”) and the Compensation Committee may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Compensation Committee may in its sole and absolute discretion deem reasonable and appropriate.

(b) Incentive Compensation. The Employee shall be a participant in the Maidenform Brands, Inc. 2005 Annual Performance Bonus Plan (the “Bonus Plan”)   for the period from January 1, 2012 through December 29, 2012 (the “2012 Fiscal Year”) with achievement of 100% Actual Operating Percentage (as defined in the Bonus Plan) paying a bonus of 80% of Deemed Base Salary (as hereinafter defined), based on such performance goals permitted under the Bonus Plan  (or any successor plan thereto) and subject to the conditions set forth in the Bonus Plan (or any successor plan thereto).

 (c) Equity Incentives.

(i) Special Grant of Equity Incentives Granted on or after the Date Hereof. Subject to the approval of the Compensation Committee of the Board of Parent, on the first business day of the month next following the commencement of employment with the Employer (the “Grant Date”) Employee shall receive long term incentives pursuant to the Maidenform Brands, Inc. Omnibus Incentive Plan (Amended and Restated Effective May 26, 2011) (the “Stock Incentive Plan”) with a Black-Scholes value of one million dollars  ($1,000,000) (the “Special Grant”) based upon the closing stock price of the stock of Parent on the last business day before the Grant Date and calculated consistent with the methodology and assumptions used by the Parent in connection with its financial statements, as follows:

(a)  That number of shares of Restricted Stock equal in value to Five Hundred Thousand dollars ($500,000) based upon the closing stock price of the stock of Parent on the last business day before the Grant Date; and

(b) That number of Non-Tandem Stock Appreciation Rights with an exercise price per share equal to the closing stock price of the stock of Parent on the last business day before the Grant Date with a Black-Scholes value of Five Hundred Thousand dollars ($500,000).

Such Special Grant equity incentive awards will be granted pursuant to the Parent’s standard form of Non-Tandem Stock Appreciation Rights Agreement and Restricted Stock Agreement, as applicable (attached hereto as Exhibit “A”), provided that the awards will have the following special terms:

•
Such Special Grant equity incentive awards will vest and become exercisable in equal annual installments on each of the first three (3) anniversaries of the Grant Date, provided that the Employee is still employed with Employer  on the applicable vesting date.

•
If the Employee’s employment is terminated by the Employer as a result of non-renewal of the Term of Employment by the Employer pursuant to Section 2(b) above or by the Employer without Cause (as defined below) or by the Employee for Good Reason (as defined below), the Special Grant equity incentive awards shall become fully vested upon termination of employment.  Following any such termination, Special Grant equity incentives granted on or after the date hereof shall remain exercisable until the earlier of  the original expiration date of the option, or one year following such termination of employment.

•
In the event that the Employee’s employment is terminated by the Employee voluntarily other than for Good Reason or is terminated by the Employer for Cause prior to the date that the Non-Tandem Stock Appreciation Rights are 100% vested, the following provisions shall apply: (i) to the extent that termination occurs prior to the exercise of the Non-Tandem Stock Appreciation Rights, all unexercised Non-Tandem Stock Appreciation Rights shall thereupon terminate and expire; and (ii) to the extent that the termination occurs after the exercise of the Non-Tandem Stock Appreciation Rights, the Employer shall be entitled to recover from the Employee and the Employee shall pay over to the Company, an amount equal to the compensation realized as a result of the exercise of the Non-Tandem Stock Appreciation Rights

•
In the event that the Employee’s employment is terminated by the Employee voluntarily other than for Good Reason or is terminated by the Employer for Cause prior to the date that the shares of Restricted Stock are 100% vested, the following provisions shall apply: (i) all unvested shares of Restricted Stock shall be immediately forfeited to the Employer and (ii) the Employee shall pay to the Employer an amount equal to the Fair Market Value (as defined in the Stock Incentive Plan) of the shares of Restricted Stock granted pursuant to the Special Grant that have previously vested, determined as of the date that the shares of Restricted Stock vested.

(ii) Equity Incentives Granted Subsequent to Special Grant.  Subject to the approval of the Compensation Committee of the Board of Parent, any equity incentives granted in the form of Non-Qualified Stock Options, Non-Tandem Stock Appreciation Rights or Restricted Stock granted after the date hereof (excluding the Special Grant) will be granted pursuant to the Parent’s standard form of award agreement, as applicable.

4. Duties.  During the Term of Employment, the Employee shall be engaged as President of Maidenform, Inc., Parent and their subsidiary companies (hereinafter individually and collectively called the “Employer’s Group”). The Employee shall have the responsibility and authority to manage and direct the domestic, wholesale and retail sales, marketing and product development, merchandising and design activities of the Employer, subject to the supervision of the Chief Executive Officer and the Boards of Directors of the Employer and the Parent. In addition, the Employee shall have such other or more specific responsibilities or duties with respect to the business of the Employer’s Group consistent with the Employee’s position as President as may be determined and assigned to the Employee from time to time by or upon the authority of the Chief Executive Officer or the Board of Directors of the Employer or the Parent. The Employee shall report to the Chief Executive Officer. The Employee shall also serve as an Officer or Director of any member of the Employer’s Group as requested by the Employer without any additional compensation therefore other than as specified in this Agreement. The Employer has Director’s and Officer’s Liability Insurance in effect and will maintain Director’s and Officer’s Liability Insurance Coverage for benefit of Employee uninterruptedly in effect during the Term of Employment.

5. Extent of Service. The Employee agrees to devote his best efforts, energies and skills to the faithful discharge of the duties and responsibilities attributable to his offices, and to this end will devote his full working time and attention to the business and affairs of the Employer’s Group. Employee shall be based at the Employer’s Iselin, New Jersey and New York, New York offices, but shall perform services hereunder at other locations as shall be reasonably appropriate. Notwithstanding the foregoing, it is understood that the Employee may devote reasonable time and attention consistent with the practice of other senior executives similarly situated, to civic or community affairs and to service on the Board of Directors or Advisory Board of other non-competing corporations, provided that (i) the Employee shall serve on no more than two such Corporate Boards or Advisory Boards at any time; (ii) the Compensation Committee shall have approved such Board memberships, which approval shall not be unreasonably withheld; and (iii) it does not interfere in any material way with the performance of his responsibilities to the Employer’s Group under this Agreement or create a conflict of interest.

6. Expenses. The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of his duties hereunder consistent with the Employer’s existing expense reimbursement policy, as it may be amended from time to time, and the Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures. To the extent any such reimbursements constitute taxable income to the Employee for federal income tax purposes, all such reimbursements shall be paid in accordance with the Employer’s policy but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

7. Vacation. The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months. Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder.  Unused vacation is forfeited at the end of each twelve month period during the Term of Employment and does not roll over to the next year and is not paid out on termination of employment.

8. Employee Benefits. The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, or other allowances, including an auto allowance of Seven Hundred ($700) per month. Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation and the modification or termination of such plans.

9. Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(A) (i) The Employee’s conviction for or entry of a plea of guilty or nolo contendere with respect to a felony or any crime that constitutes a misdemeanor involving moral turpitude under federal law or the law of any state, (ii) the Employee’s willful misappropriation of funds or property of the Employer or Employer’s Group or other acts of fraud, dishonesty, self-dealing, any significant violation of any statutory or common law duty of loyalty to the Employer or Employer’s Group, (iii) the Employee’s perpetration of an illegal act which causes material economic injury to the Employer or the Employer’s Group, or (iv) a material breach of this Agreement by the Employee or the Employee’s failure to perform his duties hereunder in any material respect, provided that as to (iv), the Employee shall be given written notice and an opportunity, not to exceed thirty (30) days, to effectuate a cure, provided that such breach or failure is susceptible to cure, as determined by the Board or the Board of Directors of the Employer, in good faith ( “Cause”).

(B) The Employee’s death; or

(C) The Employee’s inability due to any physical or mental condition of the Employee, to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) within any twelve (12) month period (hereinafter “Disability”).

In the event of Termination under this Section, written notice will be provided to the Employee (except that notice of termination shall not be required in the case of the Employee’s death) specifying the event relied upon for such termination and the effective date of such termination (the effective date of any termination of employment is referred to as the “Termination Date”).

10. Payments Upon Termination of Employment. (a) In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above this Agreement shall terminate and be deemed cancelled and the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except for the Employee’s Base Salary through the Termination Date paid in accordance with the Employer’s normal payroll practices and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of Employer (other than any severance pay plan maintained by the Employer and the Special Grant equity incentives award described in Section 3) paid in accordance with the terms and conditions of the applicable plan. In addition, in the event of termination pursuant to 9(B) or (C) above, the Employer shall also pay the amount of any incentive compensation as described in Section 3(b) hereof to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date based on the number of days actually employed during the applicable year, payable when such incentive compensation would be payable to other employees for that year and based upon actual results and the Employer’s financial performance for the full applicable year. In addition, in the event of termination pursuant to 9(B) or (C) above, the Employee shall be entitled to benefits under any group life insurance or disability insurance benefits provided in accordance with the Employer’s welfare benefit plans.

(b) The Employee’s employment under this Agreement may also be terminated on fifteen (15) days’ prior notice by the Employer without Cause and it may be terminated by the Employee for Good Reason if circumstances constituting Good Reason exist, and neither of such terminations of employment shall be a breach of this Agreement by the Employer so long as the benefits set forth below are provided to the Employee. In the event that the Employee’s employment with the Employer is terminated by the Employer as a result of non-renewal of the Term of Employment pursuant to Section 2(b) above or terminated by the Employer without Cause or by the Employee for Good Reason, then, in addition to the Employee’s Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued through the Termination Date hereunder or under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer and the Special Grant equity incentives award described in Section 3), subject to the Employee’s execution, delivery and non-revocation of a release, to the fullest extent permitted by law in favor of the Employer’s Group (and its affiliates) in substantially the form attached hereto as Exhibit “B”, as may be modified to take into account changes in applicable law and any other changes as are legally necessary at the time of execution to make it enforceable (the “Release”), the Employee will be entitled to the following:

(1) Payment of an amount equal to the sum of:

(i)	his Base Salary (as in effect on the Termination Date), plus to the extent applicable

(ii)
in the event such termination occurs after the end of the 2011 Fiscal Year, (x) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason within two (2) years following the consummation of a Change in Control (a “Post-CIC Termination”), an amount equal to one times the greater of (I) his average annual bonus (taking into account all annual bonuses paid under Section 3(b) hereof for the applicable year) over the three fiscal years immediately preceding his termination of employment, determined by annualizing the bonus actually paid with respect to any partial year (the “3-year Average Bonus Amount”) and (II) his target bonus for the year in which the termination occurs; or (y) in the event such termination is a termination by the Employer without Cause or by the Employee for Good Reason that is not a Post-CIC Termination, an amount equal to one times the lesser of (I) the 3-year Average Bonus Amount and (II) his target bonus for the year in which the termination occurs.

This amount shall be subject to tax and other required withholdings and, subject to any delays required pursuant to Sections 10(d) and 10(e), will be payable in equal periodic installments over a period of twelve (12) months from the Termination Date paid in accordance with the Employer’s normal payroll policies as if the Employee continued to be an employee of the Employer (but off payroll). For purposes of clarity, if there have been fewer than three fiscal years immediately preceding the Employee’s termination, the 3-year Average Bonus Amount will be calculated using as a denominator the actual number of fiscal years in which he has worked for the Employer.

 (2) In addition, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and the Employee (or his dependents) timely elect such coverage, then for a period of twelve (12) months following the Termination Date, subject to any delays required pursuant to Sections 10(d) and 10(e), the Employer shall pay to the Employee on the first Employer payroll date in each month following the Termination Date an amount equal to 100% of the monthly premium for such COBRA coverage for the applicable month, plus an additional increment, paid in the same manner, equal to one-half of such monthly COBRA amount, to assist the Employee in providing for other medical or disability expenses no longer covered under the Employer's plans during such 12-month period following the termination of employment.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Employee to seek other employment following the termination of his employment hereunder and there shall be no offset against any amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that Employee may obtain.

 (c) For the purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Employee’s consent:

(1) The assignment to the Employee of duties that constitute a material diminution of his authority, duties, or responsibilities (including reporting requirements);

(2) A material diminution in the Employee’s Base Salary;

(3) Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Iselin, New Jersey or New York, New York office; or

(4) Any other action or inaction by the Employer that constitutes a material breach of this Agreement provided that within ninety (90) days after the initial existence of such event, the Employer shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by the Employee. Employee’s resignation hereunder for Good Reason shall not occur later than, (i) in the event such resignation for Good Reason is a Post-CIC Termination, one (1) year following the initial date on which the event Employee claims constitutes Good Reason occurred, or (ii) in the event such resignation for Good Reason is not a Post-CIC Termination, one hundred thirty (130) days following the initial date on which the event Employee claims constitutes Good Reason occurred.

 (d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 10(d), to the extent such payment and benefits exceed the Separation Pay Limit (as defined herein) and is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s “separation from service” and (ii) the date of the Employee’s death. On the first day of the seventh month following the date of the Employee’s “separation from service” or, if earlier, on the date of his death, all payments delayed pursuant to this Section 10(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” means two times the lesser of: (i) the Employee’s annualized compensation based on the Employee’s annual rate of pay for the Employee’s taxable year preceding the taxable year in which the Employee’s termination of employment occurs; and (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee terminates employment.

 (e) The Employer shall provide the Release to the Employee within seven (7) business days following the date of termination. In order to receive the payments and benefits provided in Section 10(b)(1), (2) and (3), the Employee shall be required to sign the Release within 21 or 45 days after the date it is provided to him, as required by applicable law, and not revoke it within the seven day period following the date on which it is signed. All payments delayed pursuant to the foregoing, except to the extent delayed pursuant to Section 10(d), shall be paid to the Employee in a lump sum on the first Employer payroll date on or following the sixtieth (60th) day after the date of termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

11. Confidentiality. The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer. As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for his own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”) revealed, obtained or developed in the course of his employment with the Employer’s Group. Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group, provided that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties hereunder or such disclosures as may be required by law; and further provided that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 11.

12. Property and Inventions.

(a) All Proprietary Information shall be and remain the sole property of the Employer. During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 11 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonably possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties; and upon the termination of his employment with the Employer, he shall leave with or return to the Employer all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

 (b) The Employee acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the business or planned business of the Employer or any of its subsidiaries or affiliates that, alone or jointly with others, the Employee may conceive, create, make, develop, reduce to practice or acquire during the Term of Employment (or while employed with the Employer prior the Term of Employment) (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Employer and the Employee hereby assigns to the Employer all of his right, title and interest in and to all such Developments. The Employee shall promptly and fully disclose all future material Developments to the Board and, at any time upon request and at the expense of the Employer, shall execute, acknowledge and deliver to the Employer all instruments that the Employer shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Employer to enable the Employer to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Employer. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Developments or otherwise concerning the business or planned business of the Employer or any of its subsidiaries or affiliates shall be the property of the Employer or such subsidiary or affiliate and shall be delivered to the Employer or such subsidiary or affiliate promptly upon the expiration or termination of the Term of Employment.

(c) The provisions of this Section shall, without any limitation as to time, survive the expiration or termination of the Employee’s employment hereunder, irrespective of the reason for any termination.

13. Covenant not to Compete and Non-Solicitation. In consideration for the benefits and payments described herein and other good and valuable consideration, the Employee shall not, during the Term of Employment and for a period of twelve (12) months after his employment terminates for any reason, engage in any of the following directly or indirectly without the prior written consent of the Board:

(a)          engage or participate in any business engaged in the design, sale, marketing or manufacturing of women’s intimate apparel products and other products designed, sold, marketed,licensed or manufactured by  the Employer’s Group at the time of  termination of the Employee’s employment with the Employer or proposed to be conducted at such time;

 (b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment (or proposed to be conducted at such time) with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time). Notwithstanding the foregoing, nothing contained in this Section 13 shall prohibit the Employee from (i) holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company, or (ii) after the Term of Employment engaging or participating in or having an interest in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is not directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer (or proposed to be conducted at such time), provided Employee does not breach the provisions of Section 13 (c) or (d) or (e), hereof;

(c) solicit or attempt to solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the products or services then offered to the customer by the Employer’s Group;

 (d) influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e) (i) influence or attempt to influence any person to terminate or modify his employment (or other service relationship) with the Employer’s Group, or (ii) employ or retain directly or indirectly, any person employed or retained by the Employer’s Group as an employee or other service provider at any time during the six (6) month period preceding the effective date of the Employee’s termination.

14. Specific Performance. The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Employer’s business and the business of its subsidiaries and affiliates. By reason of this, the Employee acknowledges consents and agrees that if the Employee violates any of the provisions of Sections 11, 12 or 13 hereof, the Employer would sustain irreparable injury and that money damages would not provide adequate remedy to the Employer and that, in addition to any other remedies the Employer might have, including money damages, the Employer shall be entitled to have Sections 11, 12 and 13 specifically enforced by any court having jurisdiction by means of any and all equitable remedies. The provisions of Sections 10, 11, 12, 13, 14, 16 and 19 shall survive the termination of this Agreement.

15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be delivered personally by telecopier or by courier providing for next day delivery or sent by registered or certified mail return receipt requested to the following addresses:

To the Employer:

Maidenform, Inc.
485 F U.S. Highway 1 South
Iselin, New Jersey 08830
Attention: General Counsel
Telecopier: 732-626-6014

To the Employee:

Malcolm Robinson
2 Hedley Farms Road
Westport, CT., 06880

At the address on file with the Employer

With a copy to:

   Jeremy Deutsch
   Deutsch, Metz & Deutsch, LLP
18 East 41st Street, Sixth Floor
New York, NY 10017

Any such notices shall be deemed given, if personally, upon delivery; if sent by certified or registered mail, 3 days after deposit (postage pre-paid) with the U.S. Mail Service; if by courier service providing for next day delivery, the next day following deposit with such courier; and, if telecopied, when telecopied. Any party may change the address for notices by sending written notice of such change of address in accordance with this Section 15.

16. Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, his heirs and legal representatives. This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17. Entire Agreement. This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith. The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18. Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated. To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity if it would otherwise be held unenforceable.

19. Indemnification. The indemnification provisions in the Parent’s Amended and Restated Certificate of Incorporation covering officers of the Parent and the Employer shall apply to the Employee in his capacity as an employee (or former employee), such indemnification to be in addition to any other indemnification right in favor of the Employee.

20. Withholding. The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

21. Governing Law. This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

22. Section 409A.

(a) Although the Employer does not guarantee the tax treatment of any particular payment or benefit, it is intended that the provisions of this Agreement provide for payments or benefits that either comply with, or are exempt from, Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b) With regard to any installment payments provided for herein, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

23. No Restrictions.  Employee represents that he is not subject to any restriction (including, without limitation, any confidentiality or non-competition covenant with any other employer), that would inhibit his ability to perform the role described in this Agreement.  If Employee is subject to any such restriction, notwithstanding anything to the contrary contained in this Agreement, this Agreement and the offer of employment by the Employer and the Parent shall be voidable by the Employer at its discretion.  The Employer and Parent forbid employees from using or disclosing the confidential information of their former employers in the performance of their duties with the Employer and Parent.  Accordingly, Employee represents and agrees that he will not use or disclose any such confidential information of his prior employers in the course of his duties with the Employer and Parent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Maurice Reznik	/s/ Malcolm Robinson
	Maurice Reznik	Malcolm Robinson
Chief Executive Officer

Solely with respect to Sections 3(c),
4, and 19:

Maidenform Brands, Inc.

By:	/s/ Maurice Reznik
Maurice Reznik
Chief Executive Officer

Exhibit “A”

FORM OF AWARD AGREEMENT

NON-TANDEM STOCK APPRECIATION RIGHTS AGREEMENT
PURSUANT TO THE
MAIDENFORM BRANDS, INC.
2009 OMNIBUS INCENTIVE PLAN

AGREEMENT (“Agreement”), dated as of the ___ day of ______, 20__ by and between Maidenform Brands, Inc. (the “Company”) and __________ (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Maidenform Brands, Inc. 2009 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which has been delivered to the Participant, which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”);

WHEREAS, pursuant to Section 7.3 of the Incentive Plan, the Committee may grant awards of Non-Tandem Stock Appreciation Rights in respect shares of its common stock, par value $0.01 per share (“Common Stock” or the “Shares”) in the amount set forth below;

WHEREAS, the Participant is an Eligible Employee under the Incentive Plan; and

WHEREAS, on ____________________ (the “Grant Date”) the Committee authorized the grant to the Participant of Non-Tandem Stock Appreciation Rights (“SARs”) set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Grant of Non-Tandem Stock Appreciation Rights.  Subject in all respects to the Incentive Plan and the terms and conditions set forth herein and therein, the Participant is hereby granted _____ SARs entitling the Participant to receive, for each SAR exercised, a number of Shares of Common Stock equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over $_______, which amount shall be no less than the Fair Market Value on the Grant Date.

2.           Exercise.  (a)  The SARs shall vest and become exercisable in equal annual installments (which shall be cumulative) on each of the first four anniversaries of the Grant Date (i.e., one quarter per year), provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date.

(b)  If the Participant’s Termination is an involuntary Termination by the Company without Cause, for Good Reason (as defined in the Participant’s employment agreement with the Company), or due to non-renewal by the Company of such employment agreement , or upon the Participant’s death or Disability (or term or concept of like import, as defined in the Participant’s employment agreement with the Company), the SARs shall become vested and exercisable with respect to the number of Shares that would have vested if the Participant’s employment had continued for an additional twelve month period.

(c)  The SARs will become fully vested upon a Change in Control, if the Participant remains employed or is otherwise performing services for the Company at the time of the Change in Control or had an involuntarily Termination by the Company without Cause at any time during the 30 day period before the Change in Control.

(d)  To the extent that the SARs have become vested and exercisable with respect to a number of Shares of Common Stock as provided herein, the SARs may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the term of the SARs by the filing of any written form of exercise notice as may be required by the Committee.  Upon expiration of the SARs, the SARs shall be canceled and no longer exercisable.  There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the applicable vesting date.

(e)  The provisions of Section 7.4(c) of the Incentive Plan regarding Detrimental Activity shall apply to the SARs, and such provisions are incorporated herein by reference.

3.           Term.  The term of each SAR shall be 7 years after the Grant Date, subject to earlier termination in the event of the Participant’s Termination as specified in Section 4 below.

4.           Termination.

(a)      If the Participant’s Termination is by reason of death, Disability or Retirement, the SARs, to the extent vested and exercisable at the time of the Participant’s Termination, shall remain exercisable by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the term set forth in Section 3 above; provided, however, that in the case of Disability or Retirement,  if the Participant dies within such exercise period, all unexercised SARs held by such Participant shall thereafter be exercisable, to the extent they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the term set forth in Section 3 above.

(b)      If a Participant’s Termination is voluntary (but is not a termination described in Section 4(c)), or is an involuntary Termination by the Company without Cause, a Termination by the Participant for Good Reason, or a Termination by the Participant due to non-renewal by the Company of such Employment Agreement (each, an “Acceleration Event”), all SARs that are held by such Participant that are vested and exercisable at the time of such Termination may be exercised by the Participant at any time with a period of 90 days from the date of such Termination, but in no event beyond the expiration of the term set forth in Section 3 above and any unvested SARS that would have vested if the Participant’s employment had continued for an additional twelve (12) months shall become vested on the date of such Acceleration Event.  The SARS will become fully vested on a Change in Control.

(c)      In the event of the Participant’s Termination for Cause or the Participant’s voluntary Termination after an event that would be grounds for a Termination for Cause, the Participant’s entire SARs (whether or not vested) shall terminate and expire upon such Termination.

5.           Withholding.  The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, prior to the issuance or delivery of any Shares of Common Stock, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.  In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by delivery to the Company of Shares of Common Stock issuable under this Agreement, valued at Fair Market Value as of the date of such withholding obligation, equal to the statutorily required withholding obligation.

6.           Restriction on Transfer of SARs.  Except as otherwise provided herein, the SARs are not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or his or her guardian or legal representative.  In addition, except as otherwise provided herein, the SARs shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the SARs shall not be subject to execution, attachment or similar process.  Except as otherwise provided herein, upon any attempt to transfer, assign, negotiate, pledge or hypothecate the SARs, or in the event of any levy upon the SARs by reason of any execution, attachment or similar process contrary to the provisions hereof, the SARs shall immediately become null and void.  Notwithstanding anything herein to the contrary, the SARs may be transferred to a Family Member in whole or in part, subject to the terms and conditions of this Agreement.  The SARs, if transferred pursuant to this provision, may be exercised by any such Family Member at such times and to such extent that the SARs would have been exercisable by the Participant if no transfer had occurred.  Any transfer made pursuant to this provision shall be effective solely upon written notice to the Company of such transfer and delivery to the Company of written evidence of any such transfer.  Only one (1) transfer to a Family Member may be made pursuant to this provision, unless a transfer is made from the Family Member to the Participant or unless otherwise permitted by the Committee.

7.           Rights as a Stockholder.  The Participant shall have no rights as a stockholder with respect to any Shares covered by any SARs unless and until the Participant has become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Incentive Plan.

8.           Provisions of Incentive Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Incentive Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Incentive Plan as may be adopted by the Committee and as may be in effect from time to time.  The Incentive Plan is incorporated herein by reference.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Incentive Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.  Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Incentive Plan.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Incentive Plan, the Incentive Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Incentive Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

9.           No Modification or Waiver.  Except as otherwise provided in the Incentive Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

10.           Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Maidenform Brands, Inc.
485F US Hwy 1 South
Iselin, NJ 08830
Attention: General Counsel

If to the Participant, to the address on file with the Company.

11.           No Obligation to Continue Employment.  This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliate will employ or retain, or continue to employ or retain the Participant for any specific time period, nor does it modify in any respect the Company or the its Affiliate’s right to terminate or modify the Participant’s employment or compensation.

12.           Legend.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

13.           Securities Representations.  The grant of the SARs and issuance of Shares upon exercise of the SARs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law.  No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  As a condition to the exercise of the SARs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.  The Participant acknowledges, represents and warrants that:

(a)   He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), currently or at the time he or she desires to sell the Shares acquired upon exercise of the SARs, and in this connection the Company is relying in part on his or her representations set forth in this section.

(b)   If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(c)   If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

14.           Miscellaneous.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a)           This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(b)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c)           The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

MAIDENFORM BRANDS, INC.

Date: ______________________	By:

Authorized Officer

Date: ______________________	By:
Participant

RESTRICTED STOCK AGREEMENT
PURSUANT TO THE
MAIDENFORM BRANDS, INC. 2009 OMBNIBUS INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”), made as of the __ day of __________, 20__, by and between Maidenform Brands, Inc.(the “Company”) and ___________ (the “Participant”).

WITNESSETH:

WHEREAS, the Company has adopted the Maidenform Brands, Inc. 2009 Omnibus Incentive Plan (the “Incentive Plan”), a copy of which has been delivered to the Participant, which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”);

WHEREAS, pursuant to Section 5.1 of the Incentive Plan, the Committee may grant to Eligible Employees shares of common stock of the Company, par value $0.01 per share (“Common Stock” or the “Shares”) in the amount set forth below;

WHEREAS, the Participant is an Eligible Employee under the Incentive Plan; and

WHEREAS, such Shares are to be subject to certain restrictions.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Grant of Shares.  Subject to the restrictions, terms and conditions of this Agreement, effective as of ______________________________ (the “Grant Date”) the Company hereby awards to the Participant [_________] shares of validly issued Common Stock.  If the Participant is a new hire, to the extent required by law, the Participant shall pay the Company the par value ($0.01) for each Share awarded to the Participant simultaneously with the execution of this Agreement.  If the Participant is a continuing employee, the grant of this Award shall be deemed a bonus in consideration of past services to the extent of the aggregate par value of the Shares so awarded. Pursuant to Section 2 hereof, the Shares are subject to certain restrictions, which restrictions relate to the passage of time as an employee or other service provider of the Company or its Affiliates.  While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.”

2.           Restrictions on Transfer.  The Participant shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Shares, except as set forth in the Incentive Plan or Agreement.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Shares in violation of the Incentive Plan or this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3.           Restricted Stock.

(a)           Retention of Certificates.  Promptly after the date of this Agreement, the Company shall issue stock certificates representing the Restricted Stock unless it elects to recognize such ownership through uncertificated book entry or another similar method pursuant to Section 8 herein.  The stock certificates shall be registered in the Participant’s name and shall bear any legend required under the Incentive Plan or Section 4 of this Agreement.  Such stock certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed.  Upon the Company’s request, the Participant shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.

(b)           Rights with Regard to Restricted Stock.  The Participant will have the right to vote the Restricted Stock, to receive and retain any dividends payable to holders of Shares of record on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Incentive Plan, with the exceptions that:  (i) the Participant will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the Restriction Period shall have expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property (as defined below) during the Restriction Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restriction Period; (iv) any RS Property will be subject to the restrictions provided in Sections 3(c), 3(d) and 3(e); and (v) the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the Restriction Period.

(c)           Treatment of Dividends and Other RS Property. In the event the Participant receives a dividend on the Restricted Stock or the Shares of Restricted Stock are split or the Participant receives any other shares, securities, moneys or property representing a dividend on the Restricted Stock or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Participant in respect of the Restricted Stock (collectively “RS Property”), the Participant will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including those of Sections 3(d) and 3(e), as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term “Restricted Stock.”  Unless otherwise determined by the Committee, any RS Property issued in the form of cash will not be reinvested in Shares and will be held uninvested and without interest until delivered to the Participant within 30 days of the end of the Restriction Period as determined by the Committee, if the related Restricted Stock becomes vested.

(d)           Vesting.

(i)           The Restricted Stock granted pursuant to Section 1 above shall vest and cease to be Restricted Stock (but shall remain subject to Section 5 of this Agreement) in equal annual installments on each of the first four anniversaries of the Grant Date (i.e., one quarter per year), provided that the Participant has not incurred a Termination of Employment prior to the applicable vesting date.

(ii)           There shall be no proportionate or partial vesting in the periods prior to the vesting date and all vesting shall occur only on the vesting date; provided that no Termination of Employment has occurred prior to such date.

(iii)           In the event of a Termination of Employment without Cause or for Good Reason (as defined in the Participant’s employment agreement with the Company), or due to non-renewal by the Company of such employment agreement, or upon the Participant’s death or Disability (or term or concept of like import, as defined in the Participant’s employment agreement with the Company) (each, an “Acceleration Event”) prior to the fourth anniversary of the date of grant, then any remaining unvested Shares of Restricted Stock that would have vested if the Participant’s employment had continued for an additional twelve (12) months shall become vested on the date of such Acceleration Event and cease to be Restricted Stock (but shall remain subject to Section 5 of the Agreement).  The Shares of Restricted Stock will become fully vested on a Change in Control.

(iv)           When any Shares of Restricted Stock become vested, the Company shall promptly issue and deliver, unless the Company is using book entry, to the Participant a new stock certificate registered in the name of the Participant for such Shares without the legend set forth in Section 4 hereof and deliver to the Participant any related other RS Property, subject to applicable withholding.

(e)           Forfeiture.  The Participant shall forfeit to the Company, without compensation, other than repayment of any par value paid in cash by the Participant for such Shares, any and all unvested Restricted Shares upon the Participant’s Termination of Employment for any reason.  Additionally, in the event the Participant engages in Detrimental Activity prior to, or during the one year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and the Participant shall pay to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above.

(f)           Withholding.  The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.  In the absence of such arrangements, any statutorily required withholding obligation may, as determined at the sole discretion of the Committee, be satisfied by delivery to the Company of Shares of Common Stock issuable under this Agreement equal to the statutorily required withholding obligation.

(g)           Section 83(b).  If the Participant properly elects (as permitted by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Shares of Restricted Stock, the Participant shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock.  The Participant acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.

(h)           Delivery Delay.  The delivery of any certificate representing the Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange.

4.           Legend.  All certificates representing the Restricted Stock shall have endorsed thereon the following legends:

(a)           “The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Maidenform Brands, Inc. 2009 Omnibus Incentive Plan (the “Incentive Plan”) and an Award Agreement (“Award Agreement”) entered into between the registered owner and the Company.  Copies of such Incentive Plan and Award Agreement are on file at the principal office of the Company.”

(b)           Any legend required to be placed thereon by applicable blue sky laws of any state.

Notwithstanding the foregoing, in no event shall the Company be obligated to deliver a certificate representing the Restricted Stock prior to the vesting date set forth above.

5.           Securities Representations.  The Shares are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant.

The Participant acknowledges, represents and warrants that:

(a)           He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), currently or at the time he or she desires to sell the Shares following the vesting of the Restricted Stock, and in this connection the Company is relying in part on his or her representations set forth in this section.

(b)           If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).

(c)           If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.

6.           No Obligation to Continue Employment.  This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Stock is outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify the Participant’s employment or compensation.

7.           Power of Attorney.  The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Participant for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney-in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  The Company, as attorney-in-fact for the Participant, may in the name and stead of the Participant, make and execute all conveyances, assignments and transfers of the Restricted Stock, Shares and property provided for herein, and the Participant hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof.  Nevertheless, the Participant shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

8.           Uncertificated Shares.  Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Committee may, issue the Shares in the form of uncertificated shares.  Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.  If thereafter certificates are issued with respect to the uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

9.           Rights as a Stockholder.  The Participant shall have all rights of a stockholder with respect to any Shares covered by the Restricted Stock, except with respect to the right to Transfer any Shares covered by the Restricted Stock during the Restriction Period or except as otherwise specifically provided for in this Agreement or the Incentive Plan.

10.           Provisions of Incentive Plan Control.  This Agreement is subject to all the terms, conditions and provisions of the Incentive Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Incentive Plan as may be adopted by the Committee and as may be in effect from time to time.  The Incentive Plan is incorporated herein by reference.  By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Incentive Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.  Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Incentive Plan.  If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Incentive Plan, the Incentive Plan shall control, and this Agreement shall be deemed to be modified accordingly.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

11.           Amendment.  To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement subject to the terms of the Incentive Plan.  Except as otherwise provided in the Incentive Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing by the party against whom it is sought to be enforced.  The award of Restricted Stock pursuant to this Agreement is not intended to be considered “deferred compensation” for purposes of Section 409A of the Code.  With respect to any dividends and other RS Property, however, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.

12.           Notices.  Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Maidenform Brands, Inc.
485F US Hwy 1 South
Iselin, NJ 08830
Attention:  General Counsel

If to the Participant, to the address on file with the Company.

13.           Acceptance.  As required by Section 8.2(b) of the Incentive Plan, the Participant must accept this award of Restricted Stock by executing this Agreement within a period of 60 days from the date the Participant receives this Agreement (or such other period as the Committee shall provide).  In the event that the Restricted Stock is not accepted within such time period, this Agreement shall be null and void ab initio and this award of Restricted Stock shall not be valid.

14.           Miscellaneous.

(a)           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)           This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(c)           This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)           The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MAIDENFORM BRANDS, INC.

Date: ______________________

Date: ______________________
(Participant)

Exhibit “B”

FULL AND FINAL WAIVER AND RELEASE OF CLAIMS

1. I have had the opportunity to review and consider this Full and Final Waiver and Release of Claims (“Waiver and Release”), and information on the benefits available to me in accordance with the Employment Agreement between Maidenform, Inc. and me dated as of November 4, 2011, as the same may have been amended from time to time (“Employment Agreement”) for a period of at least twenty-one (21) days. I also have had the opportunity during such period to discuss this Waiver and Release and such benefit information fully with whomsoever I wished, and have been advised that I could consult an attorney of my own choice and have had a reasonable opportunity to do so. I have freely and voluntarily elected to take advantage of the severance benefits under the Employment Agreement.

2.In consideration for the payments and benefits available to me under the Employment Agreement following the termination of my employment as set forth in Section 10 of the Employment Agreement, the sufficiency of which are hereby acknowledged, and, other than claims for accrued, vested benefits under any employee benefit plan of Maidenform, Inc. (excluding the Special Grant equity incentive awards described in Section 3 but including other vested stock options)) or for any of the Employer’s obligations or my rights pursuant to Section 10 and 19 of the Employment Agreement, I fully and finally waive, discharge, and release Maidenform, Inc., the Parent (as defined in the Employment Agreement) and their current, former and future subsidiaries, divisions, related entities, employee benefit plans and funds, and their respective current, former and future directors, officers, shareholders, employees, attorneys, and agents (whether acting as agents for Maidenform, Inc., Parent or in their individual capacities) (herein collectively referred to as “the Company”), from any and all claims of whatsoever nature, known and unknown, whether in law or in equity, which I or anyone acting through me, my estate or on my behalf ever had, now have or may have against the Company by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date I sign this Waiver and Release, provided, however, that the foregoing shall not be deemed to waive any indemnification rights I may have pursuant to applicable law, the Certificates of Incorporation or Bylaws of the Company or under any Directors and Officers Liability Insurance Policy.

3. Without limiting the generality of the foregoing paragraph, but subject to the limitations set forth in Section 2 hereof, this Waiver and Release is intended to and shall release the Company from any and all claims arising out of or in connection with my employment with Maidenform, Inc. and with the termination or decision to terminate said employment, including but not limited to (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1866, or any other Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit pension plan of the Company in accordance with the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional including, but not limited to the New York State Human Rights Law, the New York City Administrative Code, New Jersey Civil Rights Act or the New Jersey Law Against Discrimination) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

4. In order to induce the Company to extend the payments and benefits available to me under the Employment Agreement, I hereby represent and warrant to the Company as follows:

(i) I voluntarily elect to take advantage of Section 10 of the Employment Agreement and execute this Waiver and Release and have had at least twenty-one (21) days to consider and review this Waiver and Release;

(ii) no other promise, inducement, threat, agreement or understanding of any kind or description whatsoever has been made with or to me by any person or entity whomsoever to cause me to execute this Waiver and Release;

(iii) I fully understand the meaning and intent of this Waiver and Release;

(iv) I fully understand and acknowledge that the payments and other benefits provided pursuant to Section 10 of the Employment Agreement, (A) are, except as expressly set forth herein, in full discharge of any and all liabilities and obligations of the Company to me, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between me and the Company; and (B) exceed any payment, benefit, or other thing of value to which I might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between me and the Company without the execution of this Waiver and Release;

(v) I have not incurred any injury or disability precluding regular employment as a result of my employment at the Company;

(vi) I am not eligible for reinstatement or reemployment or employment with the Company at any time in the future and covenant that I will not seek resumed employment or any other remunerative relationship, including without limitation any form of independent contractor or consultant relationship with the Company;

(vii) this Waiver and Release is not intended, and shall not be construed, as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against me. I agree that this Waiver and Release may only be used as evidence in a subsequent proceeding in which the parties allege a breach of this Waiver and Release; and

(viii) I understand that this Waiver and Release will be final and binding on me on the eighth (8th) day following the date I sign this document (“Release Effective Date”) unless I properly revoke the election I have made in this document by delivering to the Company a written notice of revocation, by facsimile transmission to (201) 436-9506 and by certified mail, return receipt requested, addressed to Maidenform, Inc. at 485 F U.S. Highway 1 South, Iselin, NJ 08830, Attention: General Counsel, on or before the close of business on the seventh (7th) day following the date on which I sign this Waiver and Release (the “Revocation Period”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event I do not accept this Waiver and Release as set forth above, or in the event I revoke this Waiver and Release during the Revocation Period, this Waiver and Release, including but not limited to the obligation of the Company to provide the payments and benefits described in Section 10 of the Employment Agreement, shall be deemed automatically null and void.

5. I agree that I will not disparage or encourage or induce others to disparage the Company. For the purposes of this Waiver and Release, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the Company or any individual or entity with whom the Company has a business relationship which would adversely affect in any manner (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company.

6. (a) I agree that I will cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.

(b) I agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to my employment by the Company, I will give prompt notice of such request to the  General Counsel  (or his/her successor) at 485 F U.S. Highway 1 South, Iselin, NJ 08830, and, unless required by court order, will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

7. I represent that I have returned (or will return) to the Company all property belonging to the Company, including but not limited to laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, Rolodex (if provided by the Company), computer user name and password, disks and/or voicemail code.

8. (a) The terms and conditions of this Waiver and Release are and shall be deemed to be confidential, and shall not be disclosed by me to any person or entity without the prior written consent of the Company, except if required by law, and to my accountants, attorneys and/or immediate family members, provided that, to the maximum extent permitted by applicable law, rule or regulation, they agree to maintain the confidentiality of the aforesaid documents. I further represent that I have not disclosed the terms and conditions of the aforesaid documents to anyone other than my attorneys, accountants and/or immediate family members.

(b) I hereby acknowledge and reaffirm my continuing obligations under Sections 11, 12 and 13 of the Employment Agreement relating to confidentiality, return of property, developments, noncompetition and nonsolicitation.

9. I also expressly acknowledge that in the event that a court of competent jurisdiction determines that this Waiver and Release is illegal, void or unenforceable, I agree to execute a release or waiver that is legal and enforceable. Additionally, I agree that any breach by me of paragraphs 2, 3, 5, 6, 7 or 8 shall constitute a material breach of this Waiver and Release as to which the Company may seek all relief available under the law.

10. This Waiver and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

11. This Waiver and Release shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

FINALLY, I HAVE CAREFULLY READ THIS WAIVER AND RELEASE, KNOW AND UNDERSTAND THE WAIVER AND RELEASE AND HAVE SIGNED THIS WAIVER AND RELEASE AS MY OWN FREE ACT AND DEED.

IN WITNESS WHEREOF, the undersigned has executed and sealed this Waiver and Release as of the date set forth below before a notary public.

SIGNATURE

Sworn to and subscribed before me this day of _______________

Notary Public Stamp & Seal: